Exhibit 99.1

Sono-Tek Announces Year End Results

(May 25, 2010 - Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $7,242,324 for the fiscal year ended February 28, 2010, compared to sales of $6,408,796 for the previous fiscal year, an increase of $833,528 or 13%.  Sales increased versus last year due to a strong showing in the advanced energy markets involving coating systems for fuel cells and solar energy devices, a relatively new market area for the Company. We also saw increased sales in the implantable medical device coating market, particularly equipment for coating cardiovascular stents.

According to Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, “ We are very pleased to see that our efforts at diversification have paid off this year, as we are now seeing a nicely distributed sales performance in four markets—electronics, advanced energy, medical devices, and industrial coating applications. We also have achieved a balanced geographical footprint with strong sales in Europe, Southeast Asia, China, and the Americas. We believe these two factors are responsible for our improving performance at a time when many other companies are experiencing continued difficulties.”

For the year ended February 28, 2010, we reported net income of $81,676 compared to a net loss of ($1,513,028) for the previous fiscal year.  This is a remarkable turnaround in profitability and results from the marketing and technology developments that led to the broad diversification mentioned above. After a loss in the first quarter of the fiscal year, each subsequent quarter produced a profit as our sales volume grew at a steady pace from $1,465,000 in the first quarter to $2,114,000 in the fourth quarter. Looking ahead, we expect to see continued sales growth and profitability for the first quarter of our current fiscal year which ends on May 31, 2010, full financial results will be issued in July 2010.

We will be continuing our emphasis on electronics, advanced energy, medical devices, and industrial applications including glass coatings, textile and fabric treatments, and food applications in the current year, as well as continuing our international coverage, which now represents two thirds of our business.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company’s operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions; restoration of profitability and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation
Selected Financial Data

	Fiscal Year Ended
	February 28, 2010	February 28, 2009

Net Sales	$7,242,324	$6,408,796

Net Income (Loss)	$81,676	($1,513,028)

Basic Earnings (Loss) Per Share -	$0.01	($.11)

Diluted Earnings (Loss) Per Share -	$0.01	($.11)

Weighted Average Shares - Basic	14,414,969	14,381,857

Weighted Average Shares - Diluted	14,524,417	14,381,857